Exhibit 99.1  Dividend Announcement

On July 5, 2001 the Board of Directors of Union Bankshares, Inc.
(AMEX - UNB) declared a quarterly dividend on its common stock of 26 cents per share payable July 17, 2001 to shareholders of record July 15, 2001.